Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 18, 2015, relating to the consolidated financial statements and financial statement schedules of Retail Properties of America, Inc. and subsidiaries (the “Company”) which report expresses an unqualified opinion on those consolidated financial statements and financial statement schedules and includes an explanatory paragraph regarding the Company’s adoption of Accounting Standards Update 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, and the effectiveness of the Company’s internal control over financial reporting, appearing in the annual report on Form 10-K of the Company for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
November 5, 2015